UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

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Morgan Stanley Pathway Funds

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MORGAN STANLEY PATHWAY FUNDS

2000 Westchester Avenue

Purchase, New York 10577

Morgan Stanley Pathway Large Cap Equity ETF

Emerging Markets Equity Fund

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at

https://www.morganstanley.com/wealth-investmentsolutions/cgcm

As a shareholder of the Morgan Stanley Pathway Large Cap Equity ETF (the “Large Cap Equity ETF”) and/or the Emerging Markets Equity Fund (together with the Large Cap Equity ETF, the “Funds”), as applicable, each a series of Morgan Stanley Pathway Funds (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to (i) the hiring of Westfield Capital Management Company, L.P. (“Westfield”) as an additional sub-adviser to the Large Cap Equity ETF, and (ii) the hiring of PanAgora Asset Management Inc. (“PanAgora”) as an additional sub-adviser to the Emerging Markets Equity Fund. This notice presents only an overview of the more complete Information Statement. We encourage you to review all of the important information contained in the Information Statement. The Information Statement is for informational purposes only and, as a shareholder of a Fund, you need not take any action.

Summary of Information Statement

As discussed in greater detail in the Information Statement, at a meeting held on May 27-28, 2026, the Board of Trustees of the Trust (the “Board”) approved new investment sub-advisory agreements between Consulting Group Advisory Services LLC (the “Manager”), the investment adviser to the Funds, and each of Westfield and PanAgora, pursuant to which Westfield and PanAgora serve as sub-advisers to the Large Cap Equity ETF and the Emerging Markets Equity Fund, respectively. Westfield began managing its allocated portion of the Large Cap Equity ETF on August 19, 2026, and PanAgora began managing its allocated portion of the Emerging Markets Equity Fund on September 21, 2026.

Pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission, the Manager may enter into and materially amend sub-advisory agreements with sub-advisers, including certain affiliated sub-advisers, with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires the Funds to furnish shareholders with information about new sub-advisers and their sub-advisory agreements. Accordingly, the purpose of this Information Statement is to furnish shareholders with detailed information about PanAgora and Westfield and their respective new sub-advisory agreements.

You may print and view the full Information Statement on the internet at https://www.morganstanley.com/wealth-investmentsolutions/cgcm. The Information Statement will be available on the website until at least January 18, 2027. To view and print the Information Statement, click on the link of the Information Statement in order to open the document. A paper or email copy of the Information Statement is available, free of charge, by contacting the Funds by telephone at 1-800-869-3326 or by mail at: MS Pathway Funds, 2000 Westchester Avenue, Purchase, NY 10577. The Funds’ most recent annual and semi-annual reports are available upon request, without charge, by contacting your financial intermediary, writing to MS Pathway Funds, 2000 Westchester Avenue, Purchase, NY 10577 or calling 1-800-869-3326.

INFORMATION STATEMENT

MORGAN STANLEY PATHWAY FUNDS

2000 Westchester Avenue

Purchase, New York 10577

MORGAN STANLEY PATHWAY LARGE CAP EQUITY ETF

EMERGING MARKETS EQUITY FUND

Dear Shareholder:

At the May 27-28, 2026 meeting (the “May Meeting”) of the Board of Trustees (the “Board”) of Morgan Stanley Pathway Funds (the “Trust,” and each series thereof, a “Fund,” and collectively, the “Funds”), the Board approved new investment sub-advisory agreements (the “Sub-Advisory Agreements”) with (i) PanAgora Asset Management Inc. (“PanAgora”) as an additional sub-adviser to the Emerging Markets Equity Fund, and (ii) Westfield Capital Management Company, L.P. (“Westfield” and collectively with PanAgora, the “New Sub-advisers”) as an additional sub-adviser to Morgan Stanley Pathway Large Cap Equity ETF (“Large Cap Equity ETF”). In addition, the investment sub-advisory agreements with (i) Van Eck Associates Corporation (“VanEck”) pursuant to which VanEck acted as a sub-adviser to the Emerging Markets Equity Fund, and (ii) ClearBridge Investments, LLC (“ClearBridge”) pursuant to which ClearBridge acted as a sub-adviser to the Large Cap Equity ETF, were each terminated. As previously communicated to shareholders in a supplement, dated August 21, 2026, to the Trust’s Prospectus, PanAgora began managing its respective allocated portion of the Emerging Markets Equity Fund investment portfolio on September 21, 2026. Westfield began managing its respective allocated portion of the Large Cap Equity ETF investment portfolio on August 19, 2026.

The Trust received an exemption from the U.S. Securities and Exchange Commission (the “SEC”) issued on August 23, 1995, which was subsequently superseded by an updated exemptive order issued on August 12, 2025 (the “Exemptive Order”), permitting Consulting Group Advisory Services LLC (the “Manager”), the investment manager of the Funds (or a person controlling, controlled by or under common control with the Manager), to enter into or materially amend investment sub-advisory agreements with certain sub-advisers, including certain affiliated sub-advisers with Board approval, but without obtaining shareholder approval. Accordingly, the Sub-Advisory Agreements do not require a shareholder vote.

However, the SEC exemption requires that, among other things, the Trust provide shareholders of the applicable Fund with notice of the availability of an information statement whenever a new sub-adviser is hired or an investment sub-advisory agreement is materially amended for the Large Cap Equity ETF or Emerging Markets Equity Fund, as applicable. Set forth below is a description of PanAgora and Westfield and the Sub-Advisory Agreements approved by the Board.

We are not asking you for a proxy and you are not requested to send us a proxy.

MORGAN STANLEY PATHWAY LARGE CAP EQUITY ETF

EMERGING MARKETS EQUITY FUND

Introduction

At the May Meeting, the Manager recommended and the Board, including all of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust or any party to the Trust’s investment advisory agreements (“Independent Trustees”), approved the Sub-Advisory Agreements between the Manager and (i) PanAgora, with respect to the Emerging Markets Equity Fund, and (ii) Westfield, with respect to the Large Cap Equity ETF (each, a “New Sub-adviser”). Pursuant to the Sub-Advisory Agreements, each New Sub-adviser provides day-to-day management of the portion of the applicable Fund’s portfolio allocated to it by the Manager. PanAgora began managing its allocated portion of the Emerging Markets Equity Fund’s portfolio on September 21, 2026, and Westfield began managing its allocated portion of the Large Cap Equity ETF’s portfolio on August 19, 2026.

Manager’s Recommendation and the Board’s Consideration

At the May Meeting, the Manager recommended the New Sub-advisers based on, among other factors, the Manager’s evaluation of each New Sub-adviser’s performance during various time periods and market cycles, each New Sub-adviser’s reputation, experience, investment philosophy and policies, and the Manager’s analysis that each New Sub-adviser’s investment strategies are complementary to the respective investment strategies of the Large Cap Equity ETF and Emerging Markets Equity Fund’s other sub-advisers.

Westfield Large Cap Growth Equity Strategy - Westfield uses a fundamental bottom-up research approach, which seeks to identify reasonably priced stocks with high earnings potential. In order to seek the highest returns with the least degree of risk, Westfield generally favors stocks that, in the judgment of the firm, have: (i) sizeable management ownership; (ii) strong financial conditions; (iii) sufficient cash flow to fund growth internally; and (iv) strong pricing power. Westfield also considers factors such as earnings growth forecasts, price target estimates, total return potential, and business developments. Stocks may be sold when Westfield believes that the stocks no longer represent attractive investment opportunities, based on the factors described above.

Investment decisions for the Fund are made by consensus of the Westfield Investment Committee (the “Committee”), which is chaired by William A. Muggia.

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PanAgora Dynamic Emerging Markets Equity – The Dynamic Equity strategy is quantitative in nature. The final output of the Dynamic Equity Contextual Alpha Model is a ranking of every stock in the global equity universe based on the alpha score. Stocks that are top ranked have the highest potential to outperform the benchmark, based on PanAgora’s analysis. These stocks form the basis for consideration to be included in the portfolio, or to increase overweight positions relative to the benchmark. Stocks, whose rankings are deteriorating, as well as those not ranking highly, form the basis for consideration to be eliminated from the portfolio, or to be trimmed from existing positions.

The final buy and sell list must be further evaluated through the systematic portfolio construction/risk control process. PanAgora uses proprietary optimization techniques to select the portfolio that maximizes expected excess return for a given level of risk, considering several constraints, such as regional, country, and stock-specific limits as well as liquidity such as trading average daily volume and holding average daily volume. Forward-looking risk metrics are also applied to control portfolio exposures to thematic risk factors.

At the May Meeting, the Board, including all of the Independent Trustees, considered and approved the Sub-Advisory Agreements with the New Sub-advisers. In determining whether to approve the Sub-Advisory Agreements, the Board considered the due diligence materials prepared by the Manager and other information, which included copies of the Sub-Advisory Agreements which set forth the sub-investment advisory fees to be paid to the New Sub-advisers by the Manager, and information regarding: (i) the process by which the Manager selected and recommended the New Sub-advisers for Board approval; (ii) the nature, extent and quality of the services expected to be provided by the New Sub-advisers to the Large Cap Equity ETF and Emerging Markets Equity Fund respectively; and (iii) each of the New Sub-adviser’s (A) investment management business, personnel, and operations, (B) trading policies and practices, (C) compliance programs, (D) historical performance returns managing investment mandates similar to the Large Cap Equity ETF and Emerging Markets Equity Fund’s respective investment mandates, with such performance compared to a relevant index, and (E) financial condition. The Independent Trustees considered the Manager’s favorable assessment of the nature and quality of the sub-advisory services expected to be provided to the Large Cap Equity ETF and Emerging Markets Equity Fund by the New Sub-advisers. The Independent Trustees also discussed the acceptability of the terms of the Sub-Advisory Agreements, noting the substantial similarity to the terms of the investment advisory agreements with the Trust’s other sub-advisers.

The Independent Trustees also considered whether there were any ancillary benefits that may accrue to the New Sub-advisers as a result of its relationship with the Large Cap Equity ETF and Emerging Markets Equity Fund. The materials and information were provided in advance of and at the May Meeting. Representatives from the New Sub-advisers also made a presentation to and responded to questions from the Board. The Independent Trustees were assisted in their review by Fund counsel and independent legal counsel and met with independent legal counsel in executive sessions separate from representatives of the Manager and the New Sub-advisers.

As to the New Sub-advisers, the Independent Trustees concluded that the nature, extent and quality of the sub-investment advisory services expected to be provided by the New Sub-advisers are adequate and appropriate in light of (i) each of the New Sub-adviser’s expertise and the qualifications of its investment personnel in providing portfolio management services to other investment portfolios with an investment mandate similar to that of the Large Cap Equity ETF and Emerging Markets Equity Fund and the performance history of those portfolios, (ii) each of the New Sub-adviser’s portfolio management and research resources to be applied in managing the portion of the Large Cap Equity ETF and Emerging Markets Equity Fund’s assets allocated to it, (iii) how each of the New Sub-adviser’s investment strategies would complement that of the Large Cap Equity ETF and Emerging Markets Equity Fund’s existing sub-advisers, (iv) each of the New Sub-adviser’s compliance programs, and (v) the Manager’s recommendation to engage each of the New Sub-advisers, and supported a decision to approve the Sub-Advisory Agreements with the New Sub-advisers.

Because the New Sub-advisers were newly-appointed sub-advisers for the Large Cap Equity ETF and Emerging Markets Equity Fund, the Independent Trustees could not consider its investment performance in managing its allocated portion of the Large Cap Equity ETF and Emerging Markets Equity Fund’s respective portfolio as a factor in evaluating the Sub-Advisory Agreements during the May Meeting. The Independent Trustees discussed with representatives of the investment strategies to be employed by the New Sub-advisers in the management of its allocated portion of the Large Cap Equity ETF and Emerging Markets Equity Fund’s respective assets. The Independent Trustees noted the historical performance returns of each of the New Sub-advisers in managing investment mandates similar to the Large Cap Equity ETF and Emerging Markets Equity Fund’s respective investment mandates, with such performances compared to a relevant index, and the Manager’s experience and reputation in selecting, evaluating, and overseeing investment sub-advisers. Based on its consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve the Sub-Advisory Agreements with the New Sub-advisers with respect to each such Fund.

The Independent Trustees reviewed and considered the sub-advisory fee payable under the Sub-Advisory Agreement. The Independent Trustees noted that the proposed fee payable to the New Sub-advisers would be paid by the Manager, and not the Large Cap Equity ETF, and Emerging Markets Equity Fund, and, thus, would not impact the fees paid by the Large Cap Equity ETF and Emerging Markets Equity Fund. The Independent Trustees concluded that the proposed sub-advisory fee payable to each New Sub-adviser by the Manager with respect to the Large Cap Equity ETF and Emerging Markets Equity Fund’s assets to be allocated to each New Sub-adviser was reasonable and appropriate with respect to each such Fund.

The Independent Trustees recognized that, because each New Sub-adviser’s fee would be paid by the Manager, and not the Large Cap Equity ETF and Emerging Markets Equity Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreements between the Trust and the Manager. The Board considered the effect on the profitability of the Manager with respect to each New Sub-adviser as an additional sub-adviser for the Large Cap Equity ETF and Emerging Markets Equity Fund and determined that the Manager’s profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Large Cap Equity ETF and Emerging Markets Equity Fund by the Manager and each New Sub-adviser. Similarly, the Independent Trustees recognized that, because each New Sub-adviser’s fee would be paid by the Manager, and not the Large Cap Equity ETF and Emerging Markets Equity Funds, an analysis of economies of scale in connection with the engagement of each New Sub-adviser was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Manager. Accordingly, consideration of economies of scale was not relevant to the Independent Trustees’ determination to approve the Sub-Advisory Agreement with the New Sub-adviser. The Independent Trustees also concluded that any benefits that were expected to accrue to each New Sub-adviser by virtue of their relationship with the Large Cap Equity ETF and Emerging Markets Equity Funds were reasonable.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including the Independent Trustees, with the assistance of Fund counsel and independent legal counsel, concluded that the approval of the Sub-Advisory Agreements with each New Sub-adviser was in the best interests of the Large Cap Equity ETF and Emerging Markets Equity Fund, and approved the Advisory Agreements with each New Sub-adviser with respect to each such Fund.

The Manager entered into the Sub-Advisory Agreements with PanAgora and Westfield, pursuant to which PanAgora began managing the assets of the Emerging Markets Equity Fund allocated to it by the Manager on September 21, 2026, and Westfield of the Large Cap Equity ETF allocated to it by the Manager on August 19, 2026. The Manager determined that the target percentages of the Large Cap Equity ETF and Emerging Markets Equity Fund’s respective assets to be allocated to each New Sub-adviser and the Funds’ other sub-advisers would be approximately as follows:

Large Cap Equity ETF: 17% to Great Lakes Advisors, LLC (“Great Lakes”), 65% to O’Shaughnessy Asset Management, LLC (“O’Shaughnessy”), 9% to Principal Asset Management (“Principal”), and 9% to Westfield, such allocations having been previously approved by the Board.

Emerging Markets Equity Fund: 12% to Lazard Asset Management LLC (“Lazard”), 23% to ClearBridge Investment Management Limited (“CIML”), 40% to O’Shaughnessy, and 25% to PanAgora., such allocations having been previously approved by the Board.

The Sub-Advisory Agreements

The terms of the Sub-Advisory Agreements are similar in all material respects to the agreements between the Manager and the Trust’s other sub-advisers. Each Sub-Advisory Agreement provides that, subject to the supervision of the Board and the Manager, the New Sub-advisers shall manage the investments of the portion of the Large Cap Equity ETF and Emerging Markets Equity Fund’s respective assets allocated to it in accordance with the Fund’s investment objective, policies and restrictions, and in compliance with the requirements applicable to registered investment companies and such other limitations as the Manager may institute. Each Sub-Advisory Agreement provides that the New Sub-adviser will exercise its best judgment in rendering services to the Large Cap Equity ETF, and Emerging Markets Equity Fund and, except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, will not be liable for any error of judgment or mistake of law or for any loss suffered by the Large Cap Equity ETF, or Emerging Markets Equity Fund or the Manager in connection with the matters to which each Sub-Advisory Agreement relates, except a loss resulting from each New Sub-adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by each New Sub-adviser of its obligations and duties under the Sub-Advisory Agreements. Each Sub-Advisory Agreement sets forth information about the terms of the Sub-Advisory Agreements and the fees to be paid to the New Sub-adviser by the Manager thereunder.

The Large Cap Equity ETF and Emerging Markets Equity Funds have agreed to pay the Manager a management fee at an annual rate of the value of each Fund’s average daily net assets, from which the Manager will pay the Fund’s sub-advisers which is listed in the table below.

Fund	Management Fee
Large Cap Equity ETF	0.55%
Emerging Markets Equity Fund	0.90%

Each Fund’s actual advisory fees may be less than the amounts set forth above due to the effect of fee waivers. The Manager has contractually agreed to waive fees and reimburse expenses in order to keep each Fund’s management fees from exceeding the total amount of sub-advisory fees paid by the Manager plus 0.20% based on average net assets. This contractual waiver will only apply if a Fund’s total management fees exceed the total amount of sub-advisory fees paid by the Manager plus 0.20% and will not affect a Fund’s total management fees if they are less than such amount.

Additional Information about PanAgora

PanAgora’s offices are located at One International Place, 24th Floor, Boston, Massachusetts, 02110. PanAgora is registered with the SEC as an investment adviser.

Listed below are the names and principal occupations of the senior personnel of PanAgora responsible for the day-to-day management of the portion of the Emerging Markets Equity Fund’s respective assets allocated to PanAgora. The principal business address of each person, as it relates to their duties at PanAgora, is the same as that of PanAgora.

Name	Position with PanAgora	Years with PanAgora
George D. Mussalli, CFA®	Global Chief Investment Officer	22

Comparable Funds

PanAgora currently manages other accounts or funds having similar investment objectives and strategies to the Emerging Markets Equity Fund.

Payments of Commissions to Affiliated Brokers

During the fiscal year ended August 31, 2026, the Emerging Markets Equity Fund paid the following aggregate brokerage commissions to Morgan Stanley & Co.

Fund	Commissions Paid to MS & Co.
Emerging Markets Equity Fund	$6,731

Purchases of Securities by Trustees

None of the Trustees of the Trust owns any securities issued by PanAgora.

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Additional Information about Westfield

Westfield’s offices are located at One Financial Center, 23rd Floor, Boston, MA 02111. Westfield is registered with the SEC as an investment adviser.

Listed below are the names and principal occupations of the senior personnel of Westfield responsible for the day-to-day management of the portion of the Large Cap Equity ETF’s respective assets allocated to Westfield. The principal business address of each person, as it relates to their duties at Westfield, is the same as that of Westfield.

Name	Position with Westfield	Years with Westfield
William A. Muggia	President, CEO and CIO	32
Richard D. Lee, CFA®	Managing Partner and CIO	22
Matthew R. Renna	Managing Partner	13
Edward D. Richardson	Partner	12

Comparable Funds

Westfield currently manages other accounts or funds having similar investment objectives and strategies to the Large Cap Equity ETF.

Payments of Commissions to Affiliated Brokers

During the fiscal year ended August 31, 2026, the Large Cap Equity ETF paid the following aggregate brokerage commissions to Morgan Stanley & Co.

Fund	Commissions Paid to MS & Co.
Large Cap Equity ETF	$339

Purchases of Securities by Trustees

None of the Trustees of the Trust owns any securities issued by Westfield.

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FUND-LEVEL OWNERSHIP/SHARES OUTSTANDING

Fund	Total Net Assets as of August 31, 2026	Shares Outstanding as of August 31, 2026
Large Cap Equity ETF	$4,071,442,629	67,132,167
Emerging Markets Equity Fund	$826,403,208	38,157,264

To the knowledge of the Manager, as of August 31, 2026, the Board members and officers of the Trust, as a group, owned of record less than 1% of the outstanding shares of each of the Large Cap Equity ETF and Emerging Markets Equity Fund.

Beneficial Share Ownership

As of August 31, 2026, there were no shareholders who owned beneficially 5% or more of the shares of the Large Cap Equity ETF, or Emerging Markets Equity Fund.

OTHER INFORMATION

Manager

Consulting Group Advisory Services LLC, a business of Morgan Stanley Smith Barney Holdings LLC, serves as the investment adviser for the Large Cap Equity ETF and Emerging Markets Equity Fund and is located at 2000 Westchester Avenue, Purchase, NY 10577. The Manager selects and oversees professional money managers (the sub-advisers) who are responsible for investing the assets of the Large Cap Equity ETF and Emerging Markets Equity Fund.

Distributors

Foreside Fund Services, LLC (“Foreside”) serves as the distributor and principal underwriter for the Large Cap Equity ETF. Foreside’s principal address is Three Canal Plaza, Suite 100, Portland, ME 04101.

Morgan Stanley Smith Barney LLC (“MSSB”) serves as the distributor and principal underwriter for the Emerging Markets Equity Fund. MSSB is located at 2000 Westchester Avenue, Purchase, NY 10577.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Trust and is located at 50 Post Office Square, Boston, MA 02110.

Householding

Only one copy of this informational letter is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this informational letter, or if you do not want the mailing of an informational letter to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-888-454-3965 or by writing to the Trust at 2000 Westchester Avenue, Purchase, NY 10577.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by calling 1-888-454-3965 or by writing to the Trust at 2000 Westchester Avenue, Purchase, NY 10577.

ON BEHALF OF THE BOARD OF TRUSTEES OF MORGAN STANLEY PATHWAY FUNDS

/s/ Eric Metallo
Eric Metallo
Secretary
October 22, 2026